Exhibit 10.98

AMENDMENT

to the
PROVIDER SERVICES AGREEMENT

between
HEALTH NET, INC. AFFILIATES

and

Professional Care Medical Group IPA

The Provider Services Agreement (“Agreement”), dated March 1, 1999, between Professional Care Medical Group, IPA (“PPG”) and Health Net, Inc. Affiliates (“HNI”), as subsequently amended, is hereby amended effective January 1, 2004 as follows:

1.                                       Addendum C. B. MEDICARE HMO BENEFIT PROGRAMS, Section 2, a new Subsection 2.1.1 shall be added as follows:

2.1.1  Compensation for PPG Capitated Services for Unidentified Medi-Medi HMO Members

Unidentified Medi-Medi HMO Members shall be defined as Medicare HMO Members not identified by HNI as Members with both Medicare and Medi-Cal coverage on or after the date of this amendment.  Compensation for rendering PPG Capitated Services to such Unidentified Medi-Medi HMO Members shall be at the same percent of Monthly Revenue set forth in Section 2.1 of Addendum C minus a *** vendor fee.  The vendor fee shall only be paid on the difference between the Monthly Revenue for an Unidentified Medi-Medi HMO Member before such Member qualified for enhanced benefits and the Monthly Revenue after such Member qualified for enhanced benefits and shall be deducted prior to calculating the compensation to PPG.  This compensation shall be in addition to the compensation set forth in Section 2.1 above.

The effective date of payment for PPG Capitated Services pursuant to this Section 2.1.1 for an Unidentified Medi-Medi HMO Member shall be the date the Unidentified Medi-Medi HMO Member qualifies for enhanced benefits as determined by CMS.  HNI shall pay the enhanced revenue to PPG for an Unidentified Medi-Medi HMO Member as set forth herein only after HNI is paid for enhanced benefits by CMS for such Member.  CMS may retroactively qualify an Unidentified Medi-Medi HMO Member.  In such case, payment to Provider shall be based on the percent of Monthly Revenue for each month of retroactive CMS payment.

Except for the additional amount set forth above, Capitation for an Unidentified Medi-Medi HMO Member shall be paid in accordance with this Addendum C, and all provisions of this Addendum C applicable to the payment of Capitation shall apply to the Capitation payment for Unidentified Medi-Medi HMO Members.  In the event of a Capitation error for Unidentified Medi-Medi HMO Members, resulting in an overpayment or underpayment to PPG, HMO shall adjust subsequent Capitation to offset such error.

Except as so amended, all other provisions of the Agreement shall remain unchanged and in effect:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their offices duly authorized to be effective on the date and year first written above.

Professional Care Medical Group IPA	Health Net, Inc. Affiliates

/s/ [ILLEGIBLE]	/s/ Jenni Vargas
Signature	Jenni Vargas

VICE PRESIDENT - CONTRACTING	Network Management and Development Officer
Title

12/4/03	12/7/03
Date	Date

*** Confidential Information omitted and filed separately with the Securities and Exchange Commission.